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INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE
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MGI FUNDS™

MGI Non-US Core Equity Fund

99 High Street
Boston, Massachusetts  02110

February 5, 2010

Dear Shareholder:

We are pleased to notify you of changes involving the MGI Non-US Core Equity Fund (the “Fund”), a series of MGI Funds (the “Trust”).

The Board of Trustees of the Trust (the “Board”) has approved the hiring of Massachusetts Financial Services Company (“MFS”) to serve as a subadvisor to the Fund and, in conjunction with this, the Board has approved a new subadvisory agreement (the “MFS Subadvisory Agreement”) between MFS and Mercer Global Investments, Inc., the Fund’s investment advisor, on behalf of the Fund.  As was previously communicated to you via a supplement to the Trust’s prospectus, dated November 13, 2009, MFS began managing its allocated portion of the Fund’s investment portfolio on that date.

I encourage you to read the attached Information Statement, which provides, among other information, details regarding MFS and the MFS Subadvisory Agreement, as well as a discussion of the factors that the Board considered in approving the MFS Subadvisory Agreement.

Sincerely,

/s/Phillip J. de Cristo
Phillip J. de Cristo

Trustee, President, and Chief Executive Officer
MGI Funds

MGI FUNDS™

MGI Non-US Core Equity Fund

99 High Street
Boston, Massachusetts  02110

INFORMATION STATEMENT

This Information Statement (the “Statement”) is being furnished on behalf of the Board of Trustees (the “Board”) of MGI Funds (the “Trust”) to inform shareholders of the MGI Non-US Core Equity Fund (the “Fund”) about the hiring of a new subadvisor to the Fund, Massachusetts Financial Services Company (“MFS”).  In connection with the hiring of MFS, the Board approved a new subadvisory agreement (the “MFS Subadvisory Agreement”) between MFS and Mercer Global Investments, Inc., the Fund’s investment advisor (“MGI” or the “Advisor”), on behalf of the Fund.  MFS began managing its allocated portion of the Fund’s investment portfolio on November 13, 2009.

The hiring of MFS was approved by the Board upon the recommendation of MGI, without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the “SEC”), dated December 28, 2005 (the “Exemptive Order”), issued to the Trust and the Advisor.

This Statement is being mailed on or about February 8, 2010 to shareholders of record of the Fund as of December 31, 2009.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

INTRODUCTION

MGI is the investment advisor to the series of the Trust, including the Fund.  The Advisor uses a “manager of managers” approach in managing the assets of the Trust’s series.  This approach permits MGI to hire, terminate, or replace subadvisors to the series that are unaffiliated with the Trust or the Advisor, and to modify material terms and conditions of subadvisory agreements relating to the management of the series.  Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), generally requires the shareholders of a mutual fund to approve an agreement pursuant to which a person serves as the investment advisor (or as a subadvisor) to the mutual fund.  The Trust and the Advisor have obtained the Exemptive Order, which permits the Trust and the Advisor, subject to certain conditions and approval by the Board, to hire and retain unaffiliated subadvisors and to modify subadvisory arrangements with unaffiliated subadvisors without shareholder approval.  Under the Exemptive Order, the Advisor may act as a manager of managers for some or all of the series of the Trust, and the Advisor supervises the provision of portfolio management services to the series by various subadvisors.

The Exemptive Order allows the Advisor, among other things, to:  (i) continue the employment of a current subadvisor after events that would otherwise cause an automatic termination of a subadvisory agreement with the subadvisor, and (ii) reallocate assets among current or new subadvisors.  The Advisor has ultimate responsibility (subject to oversight by the Board) to supervise the subadvisors and recommend the hiring, termination, and replacement of the subadvisors to the Board.

Consistent with the terms of the Exemptive Order, the Board, including a majority of the Trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Trust or of the Advisor (the “Independent Trustees”), at the Board meeting held on September 29, 2009 (the “Meeting”), (i) appointed MFS to serve as a subadvisor to the Fund, and (ii) approved the MFS Subadvisory Agreement.

The decision to approve MFS was based upon certain factors, including (i) the Advisor’s views regarding MFS’ record as an effective manager of portfolios of non-US equity securities, and the Advisor’s high degree of conviction in MFS and its portfolio management team; and (ii) the Advisor’s opinion that MFS would effectively complement the Fund’s other subadvisors, AllianceBernstein L.P. (“Alliance”), Grantham, Mayo, Van Otterloo & Co. LLC (“GMO”), Morgan Stanley Investment Management (“MSIM”), and Lazard Asset Management LLC (“Lazard”). Please see “Board of Trustees’ Considerations” below.

The Trust and the Advisor have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order.  These conditions require, among other things, that within ninety (90) days of the hiring of a subadvisor, the affected series will notify the shareholders of the series of the changes.  This Statement provides such notice of the changes and presents details regarding MFS and the MFS Subadvisory Agreement.

THE ADVISOR

The Advisor, a Delaware corporation located at 99 High Street, Boston, Massachusetts 02110, serves as the investment advisor to the Fund.  The Advisor is an indirect, wholly-owned subsidiary of Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036.  The Advisor is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).  The Advisor is an affiliate of Mercer Investment Consulting, Inc. (“Mercer”), an investment consultant with more than thirty years’ experience reviewing, rating, and recommending investment managers for institutional clients.

The Advisor provides investment advisory services to the Fund pursuant to the Investment Management Agreement, dated July 1, 2005, between the Trust and the Advisor (the “Management Agreement”).  The Trust employs the Advisor generally to manage the investment and reinvestment of the assets of the Fund.  In so doing, the Advisor may hire one or more subadvisors to carry out the investment program of the Fund (subject to the approval of the Board).  The Advisor continuously reviews, supervises, and (where appropriate) administers the investment program of the Fund.  The Advisor furnishes periodic reports to the Board regarding the investment program and performance of the Fund.

Pursuant to the Management Agreement, the Advisor has overall supervisory responsibility for the general management and investment of the Fund’s securities portfolio, and, subject to review and approval by the Board:  (i) sets the Fund’s overall investment strategies; (ii) evaluates, selects, and recommends subadvisors to manage all or a portion of the Fund’s assets; (iii) when appropriate, allocates and reallocates the Fund’s assets among subadvisors; (iv) monitors and evaluates the performance of the Fund’s subadvisors, including the subadvisors’ compliance with the investment objective, policies, and restrictions of the Fund; and (v) implements procedures to ensure that the subadvisors comply with the Fund’s investment objective, policies, and restrictions.

For these services, the Fund pays the Advisor a fee calculated at an annual rate of 0.75% of assets up to $750 million and 0.73% of assets in excess of $750 million of the Fund’s average daily net assets.  The Trust, with respect to the Fund, and the Advisor have entered into a written contractual fee waiver and expense reimbursement agreement pursuant to which the Advisor has agreed to waive a portion of its fees and/or to reimburse expenses of the Fund to the extent that the Fund’s expenses (not including brokerage fees and expenses, interest, and extraordinary expenses) exceed certain levels. After giving effect to the fee waiver and expense reimbursement agreement, the Advisor received advisory fees of $3,378,123 from the Fund for the fiscal year ended March 31, 2009.

Several officers of the Trust are also officers and/or employees of the Advisor.  These individuals and their respective positions are:  Phillip J. de Cristo serves as President, Chief Executive Officer, and a Trustee of the Trust, and President, Investments of Mercer, an affiliate of the Adviser.  Kenneth Crotty serves as a Vice President of the Trust, and President of the Advisor.  Denis Larose serves as a Vice President and Chief Investment Officer of the Trust, and as Chief Investment Officer of the Advisor.  Richard S. Joseph serves as Vice President, Treasurer, and Principal Accounting Officer of the Trust, and as Chief Operating Officer of the Advisor.  Scott M. Zoltowski serves as Vice President, Chief Legal Officer, and Secretary of the Trust, and as Chief Counsel of the Advisor and of Mercer.  Christopher A. Ray serves as Vice President of the Trust, and as Vice President and Portfolio Manager of the Advisor.  Martin J. Wolin serves as Vice President and Chief Compliance Officer of the Trust, and as Chief Compliance Officer of the Advisor.  The address of each executive officer of the Trust is 99 High Street, Boston, Massachusetts 02110.

MASSACHUSETTS FINANCIAL SERVICES COMPANY

MFS is located at 500 Boylston Street, Boston, Massachusetts  02116.  MFS is registered as an investment adviser with the SEC under the Advisers Act, and is a subsidiary of Sun Life of Canada (U.S.) Financial Services Holdings, Inc., which is an indirect, majority-owned subsidiary of Sun Life Financial Inc. (a diversified financial services company).  The MFS Subadvisory Agreement is dated November 13, 2009.

MFS was approved by the Board to serve as a subadvisor to the Fund at the Meeting.  MFS is not affiliated with the Advisor, and MFS discharges its responsibilities subject to the oversight and supervision of the Advisor.  MFS is compensated out of the fees that the Advisor receives from the Fund.  There will be no increase in the advisory fees paid by the Fund to the Advisor as a consequence of the appointment of MFS as a subadvisor to the Fund, or the implementation of the MFS Subadvisory Agreement.  The fees paid by the Advisor to MFS depend upon the fee rates negotiated by the Advisor and on the percentage of the Fund’s assets allocated to MFS by MGI.  In accordance with procedures adopted by the Board, MFS may effect Fund portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable law.

MFS serves as investment advisor or subadvisor for the registered investment companies listed below, each of which has an investment objective similar to the Fund’s investment objective:

Name	Assets as of September 30, 2009 (in millions)	Annual Advisory Fee Rate (as a % of average daily net assets)
MFS International Value Fund (a series of MFS Series Trust X)	$1,887.1	0.90% of first $1 billion; 0.80% of next $1 billion; 0.70% in excess of $2 billion
MFS International Value Portfolio (a series of MFS Variable Insurance Trust II)	$ 259.7	0.90% of first $1 billion; 0.80% of next $1 billion; 0.70% in excess of $2 billion
Maxim MFS International Value Portfolio (a series of Maxim Series Fund, Inc.)	$ 244.8	0.40%*
*Sub-Advisory Fee

The names and principal occupations of the principal executive officers of MFS are listed below.  The address of each principal executive officer, as it relates to the person’s positions with MFS, is 500 Boylston Street, Boston, Massachusetts  02116.

Name	Principal Occupation
Robert C. Pozen	Director and Chairman of the Board
Robert J. Manning	Chief Executive Officer and Chief Investment Officer
Michael W. Roberge	President, Chief Investment Officer – U.S. Investments, and Co-Director of Global Research

David A. Antonelli	Executive Vice President, Chief Investment Officer – Non-U.S. and Global Equity Investments, and Co-Director of Global Research

Martin E. Beaulieu	Executive Vice President and Director of Global Distribution

Maria F. Dwyer	Executive Vice President, Chief Regulatory Officer, and Chief Compliance Officer

Amrit Kanwal	Executive Vice President and Chief Financial Officer

Mark N. Polebaum	Executive Vice President, General Counsel, and Secretary

Robin A. Stelmach	Executive Vice President and Chief Operating Officer

THE MFS SUBADVISORY AGREEMENT

The MFS Subadvisory Agreement was approved by the Board at the Meeting, which was called, among other reasons, for the purpose of approving the MFS Subadvisory Agreement for an initial term of two years.  Thereafter, continuance of the MFS Subadvisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees.  The MFS Subadvisory Agreement provides that it will terminate automatically in the event of its assignment, except as otherwise provided by applicable law or the Exemptive Order.

The terms of the MFS Subadvisory Agreement, other than the rate of compensation paid by the Advisor to MFS, are substantially similar to the subadvisory agreements in effect between the Advisor, and each of Alliance, GMO, Morgan Stanley, and Lazard.

The MFS Subadvisory Agreement provides that MFS, among other duties, will make all investment decisions for MFS’ allocated portion of the Fund’s investment portfolio.  MFS, subject to the supervision of the Board and the Advisor, will conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of MFS’ allocated portion of the Fund’s assets.  MFS also will perform certain other administrative and compliance-related functions in connection with the management of its allocated portion of the Fund’s investment portfolio.

The MFS Subadvisory Agreement provides for MFS to be compensated based on the average daily net assets of the Fund allocated to MFS.  MFS is compensated from the fees that the Advisor receives from the Fund.  MFS generally will pay all expenses it incurs in connection with its activities under the MFS Subadvisory Agreement, other than the costs of the Fund’s portfolio securities and other investments.

The MFS Subadvisory Agreement may be terminated at any time, without the payment of any penalty, by:  (i) the vote of a majority of the Board, the vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), (ii) the Advisor, on not less than thirty (30) days’ written notice to MFS; or (iii) MFS, on not less than ninety (90) days’ written notice to the Advisor and the Trust.

BOARD OF TRUSTEES’ CONSIDERATIONS

At the Meeting, MGI recommended the appointment of MFS to serve as a subadvisor to the Fund after evaluating a number of other possible investment managers.  The Advisor’s recommendation of MFS was based upon, among other factors: (i) the Advisor’s high degree of conviction in MFS’ team of investment professionals; (ii) the Advisor’s expectation that the addition of MFS would increase the consistency of the Fund’s excess returns, while providing lower downside volatility; and (iii) the Advisor’s opinion that the relatively low correlation with the Fund’s four other subadvisors, Alliance, GMO, Morgan Stanley, and Lazard, combined with the proposed reallocation of a portion of the Fund’s assets from Alliance to MFS, would allow MFS to effectively complement those four subadvisors within the Fund and increase portfolio diversification.

At the Meeting, the Board, including a majority of the Independent Trustees, considered and approved the MFS Subadvisory Agreement.  In determining whether to approve the MFS Subadvisory Agreement, the Board considered the information received in advance of the Meeting, which included:  (i) a copy of the form of the MFS Subadvisory Agreement; (ii) information regarding the process by which the Advisor selected MFS and recommended MFS for Board approval, and the Advisor’s rationale for recommending MFS; (iii) information regarding the nature, quality, and extent of the services that MFS would provide to the Fund; (iv) information regarding MFS’ reputation, investment management business, personnel, and operations; (v) information regarding MFS’ brokerage and trading policies and practices; (vi) information regarding the level of subadvisory fees to be charged by MFS; (vii) information regarding MFS’ compliance program; (viii) information regarding MFS’ historical performance returns managing investment mandates similar to the Fund’s investment mandate, and such performance compared to a relevant index; and (ix) information regarding MFS’ financial condition.  The Board also considered the substance of discussions with representatives of the Advisor and MFS at the Meeting.

When considering the approval of the MFS Subadvisory Agreement, the Board reviewed and analyzed the factors that the Board deemed relevant with respect to MFS, including:  the nature, quality, and extent of the services to be provided to the Fund by MFS; MFS’ management style; MFS’ historical performance record managing pooled investment products similar to the Fund; the qualifications and experience of the investment professionals who will be responsible for the day-to-day management of MFS’ allocated portion of the Fund’s investment portfolio; and MFS’ staffing levels and overall resources.  Additionally, the Board reviewed materials supplied by counsel that were prepared for use by the Board in fulfilling its duties under the 1940 Act.

In examining the nature, quality, and extent of the services to be provided by MFS to the Fund, the Board considered:  the specific investment management process to be employed by MFS in managing the assets of the Fund to be allocated to MFS; the qualifications of MFS’ investment professionals with regard to implementing investment mandates similar to the Fund’s investment mandate; MFS’ overall favorable performance record as compared to a relevant benchmark; MFS’ infrastructure and whether it appeared to adequately support MFS’ investment strategy; and the Advisor’s review process and the Advisor’s favorable assessment as to the nature, quality, and extent of the subadvisory services expected to be provided by MFS.  The Board concluded that the Fund and its shareholders would benefit from the quality and experience of MFS’ portfolio managers and other investment professionals.  Based on the Board’s consideration and review of the foregoing information, the Board concluded that the nature, quality, and extent of the subadvisory services to be provided by MFS, as well as MFS’ ability to render such services based on its experience, operations, and resources, were appropriate for the Fund, in light of the Fund’s investment objective, and supported a decision to approve the MFS Subadvisory Agreement.

Because MFS was a newly appointed subadvisor to the Fund, the Board, at the Meeting, could not consider MFS’ investment performance in managing the Fund as a factor in evaluating the MFS Subadvisory Agreement.  However, the Board did review MFS’ historical performance record in managing or subadvising other investment companies and accounts that were comparable to the Fund.  The Board compared this historical performance to a relevant benchmark and considered that MFS’ historical performance compared favorably to such benchmark.  On this basis, the Board concluded that MFS’ historical performance record, when viewed together with the other factors considered by the Board, supported a decision to approve the MFS Subadvisory Agreement.

The Board carefully considered the proposed fees payable under the MFS Subadvisory Agreement.  In this regard, the Board evaluated the compensation to be paid to MFS by the Advisor.  The Board also considered comparisons of the fees that will be paid to MFS with the fees MFS charges to its other clients, noting that the fee rate that the Advisor had negotiated with MFS appeared to compare favorably with the fee rates that MFS has implemented with other similar investment company clients that utilize MFS’ international value equity strategy (the same strategy that MFS uses in managing its allocated portion of the Fund’s investment portfolio).

The Board also considered whether the fee schedule of MFS included breakpoints that would reduce MFS’ fees as the assets of the Fund allocated to MFS increased.  The Board noted that MFS’ proposed subadvisory fee schedule did include breakpoints.  The Board recalled the data presented by MGI, as required by the Exemptive Order, that illustrated that the hiring of MFS would have a slightly positive impact on the Advisor’s profitability in managing the Fund.  The Board was not provided with, and did not review, information regarding the estimated profits that may be realized by MFS in managing its allocated portion of the Fund’s assets.  Since the fees to be paid to MFS were the result of arm’s-length bargaining between unaffiliated parties, and given the Advisor’s economic incentive to negotiate a reasonable fee, MFS’ potential profitability was not considered relevant to the Independent Trustees’ deliberations.  After evaluating the proposed fees, the Board concluded that the fees that would be paid to MFS by MGI with respect to the assets to be allocated to MFS appeared to be within a reasonable range in light of the nature, quality, and extent of the services to be provided.

The Board reviewed a copy of the MFS Subadvisory Agreement.  The Board considered that the MFS Subadvisory Agreement provided for the same range of services as the subadvisory agreements that were in place with the Fund’s other subadvisors, Alliance, GMO, Morgan Stanley, and Lazard.

The Board also considered whether there were any ancillary benefits that may accrue to MFS as a result of MFS’ relationship with the Fund.  The Board concluded that MFS may direct Fund brokerage transactions to certain brokers to obtain research and other services.  However, the Board noted that MFS was required to select brokers who met the Fund’s requirements for seeking best execution, and that MGI monitored and evaluated MFS’ trade execution with respect to Fund brokerage transactions on a quarterly basis and provided reports to the Board on these matters.  The Board concluded that the benefits that were expected to accrue to MFS by virtue of its relationship with the Fund were reasonable.

In considering the materials and information described above, the Independent Trustees received assistance from, and met separately with, their independent legal counsel, and were provided with and discussed a description of their statutory responsibilities and the legal standards that are applicable to the approval of investment advisory and subadvisory agreements.

After full consideration of the factors discussed above, with no single factor identified as being determinative, the Board, including a majority of the Independent Trustees, with the assistance of independent counsel, concluded that the initial approval of the MFS Subadvisory Agreement was in the best interests of the Fund and its shareholders, and approved the MFS Subadvisory Agreement.

GENERAL INFORMATION

Administrative and Accounting Services

State Street Bank and Trust Company (the “Administrator”), located at 200 Clarendon Street, Boston, Massachusetts 02116, serves as the administrator of the Fund.  The Administrator performs various services for the Fund, including fund accounting, daily and ongoing maintenance of certain Fund records, calculation of the Fund’s net asset value, and preparation of shareholder reports.

The Advisor provides certain internal administrative services to the Class S, Class Y-1, and Class Y-2 shares of the Fund, for which the Advisor is entitled to receive a fee of 0.15%, 0.10%, and 0.05% of the average daily net assets of the Class S, Class Y-1, and Class Y-2 shares, respectively.  For the fiscal year ended March 31, 2009, the Fund did not pay any fees to the Advisor for internal administrative services.

Principal Underwriting Arrangements

MGI Funds Distributors, Inc. (the “Distributor”), located at 301 Bellevue Parkway, Wilmington, Delaware 19809, is a Delaware corporation that is a subsidiary of PNC Global Investment Servicing, Inc., and acts as the principal underwriter of each class of shares of the Fund pursuant to an Underwriting Agreement with the Trust.  The Underwriting Agreement requires the Distributor to use its best efforts, consistent with its other businesses, to sell shares of the Fund.

Payments to Affiliated Brokers

For the fiscal year ended March 31, 2009, the Fund did not pay any commissions to affiliated brokers.

Record of Beneficial Ownership

As of December 31, 2009, the Fund had 104,542,748 total shares outstanding, and MGI Collective Trust:  MGI Non-US Core Equity Portfolio held 102,902,084 shares, representing 98.43% of the Fund’s total shares outstanding.

SHAREHOLDER REPORTS

Additional information about the Fund’s investments is available in the Fund’s annual and semi-annual reports to shareholders.  In the Fund’s annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund’s performance during its last fiscal year.  A copy of the Fund’s most recent annual report to shareholders and the most recent semi-annual report succeeding the annual report to shareholders (when available) may be obtained, without charge, by calling your plan administrator or recordkeeper or financial advisor, or by calling the Trust toll-free at 1-866-658-9896.